Exhibit 10.2

NOTICE OF DEFERRED PERFORMANCE-BASED CASH AWARD

under the

LIFEWAY FOODS, INC. 2022 OMNIBUS INCENTIVE PLAN

This AWARD, made as of the __h day of _______, 20__, by Lifeway Foods, Inc., an Illinois corporation (the “Company”), to ____________ (“Participant”), is made pursuant to and subject to the provisions of the Lifeway Foods, Inc. 2022 Omnibus Incentive Plan (the “Plan”). All terms that are used herein that are defined in the Plan shall have the same meanings given them in the Plan.

Grant of Deferred Performance-Based Cash Award Grant

1.	Grant Date. Pursuant to the Plan, the Company, on _____ __, 20__ (the “Grant Date”), granted Participant a performance-based deferred cash incentive award (“Award”) in the target amount of $__________, subject to the terms and conditions of the Plan and subject to the terms and conditions set forth herein.

The Award shall be divided into ___ []separate] tranch[es] as follows – ________________.

2.	Restrictions. Except as otherwise provided herein, the Award is unearned, nontransferable and subject to a substantial risk of forfeiture. In addition, the Award shall not be earned, and Participant’s interest in the Award granted hereunder shall be forfeited, except to the extent that the following paragraphs are satisfied.

3.	Performance Criteria. Participant’s Award shall be earned as soon as practicable after the end of the relevant Measurement Period based on the formulae and terms below. Such Award shall be subject to the terms and conditions set forth in the following paragraphs of this Notice of Award.

(a)	The Measurement Period for the Award is the period running from _______ __, 20__ to _________ __, 20__.

(b)	[Description of Performance Criteria and Definitions of all Relevant Terms to be inserted]

4.	Earning and Vesting of Award. As soon as practicable after the end of the Measurement Period, a determination shall be made by the Committee of the number of whole Award that Participant has earned. The date as of which the Committee determines the total Award earned shall be the “Award Date.” Subject to paragraphs 7, 8, 9 and 12 of this Award, the Award shall not be deemed to have been earned or be vested at any point before such Award Date. All portions of the Award that are earned (the “Earned Date”) shall be immediately vested.

5.	Time of Payment. Payment of Participant’s vested Award shall be made as soon as practicable after the Award has become vested, but in no event later than March 15th of the calendar year after the year in which the Award becomes vested.

6.	Form of Payment. The vested Award shall be paid in cash, provided, however, that in the event that Danone’s Consent is no longer required or the Company has received Danone’s Consent, the Vested Award may be paid in (a) whole Shares of the Company’s common stock, (b) cash, or (c) a combination of whole Shares of the Company’s common stock and cash, as determined solely at the discretion of the Company.

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7.	Termination of Employment During the Measurement Period or Before the Award Date.

(a)	During the Measurement Period. Anything in this Notice of Award to the contrary notwithstanding, if Participant separates from service during the Measurement Period but prior to the forfeiture of the Award under this paragraph 7, or paragraphs 8 and 9 below, and if the separation from service is due to a Qualifying Termination Event (as defined below), the forfeitable portion of the Award shall become fully earned and vested at Target Level upon the Qualifying Termination Event. The non-vested portion of the Award shall be forfeited.

(b)	After the Measurement Period but prior to the Award Date. Anything in this Notice of Award to the contrary notwithstanding, if, after the Measurement Period ends, but prior to the Award Date, Participant experiences a Qualifying Termination Event (as defined below), such Participant shall be entitled to their Target Level Awards as of the Award Date to the extent earned pursuant to paragraph 4, and such earned Awards shall be fully vested as of the Award Date.

8.	Forfeiture of Unearned and Non-Vested Performance Award. Except as provided in Paragraph 12, any portion of the Award that is unearned and/or forfeitable shall be forfeited if Participant’s employment with the Company or an Affiliate terminates for any reason other than by reason of a Qualifying Termination Event, as outlined in Paragraph 7.

(a)	If a Qualifying Termination Event occurs after the date that Participant is advised that their employment is being, or will be, terminated for Cause, on account of performance or in circumstances that prevent them from being in good standing with the Company, accelerated Award earning and vesting shall not occur and all rights under this Award shall terminate, and this Award shall expire on the date of Participant’s termination of employment. Unless otherwise specified in an applicable employment agreement between the Company and the Participant, Cause for purposes of this Award shall have the meaning set forth in the Plan and the Committee shall have the authority to determine whether Participant’s termination from employment is for Cause or for any reason other than Cause.

9.	Qualifying Termination Events. For purposes of this Award Notice, Qualifying Termination Event shall mean the Participant's death or Disability. A Disability for purposes of this paragraph 9 means a Participant's Permanent Disability as defined in Section 22(e)(3) of the Code.

10.	Death of Participant. If Participant dies prior to the payment of their non-forfeitable Award, such Award shall be paid to their Beneficiary. Participant shall have the right to designate a Beneficiary in accordance with procedures established under the Plan for such purpose. If Participant fails to designate a Beneficiary, or if at the time of Participant’s death there is no surviving Beneficiary, any amounts payable will be paid to Participant’s estate.

11.	Taxes. Tax withholding requirements attributable to the earning and vesting of this Award, including employment taxes, Federal income taxes, and state and local income taxes with respect to the state and locality where, according to the Company's system of records, Participant resides at the time this Award is earned and vests, except as otherwise might be determined to be required by the Company, will be satisfied by Participant as instructed in the established procedures of the Company; provided, however, to the extent, pursuant to paragraph 6 above, the Award can be paid in Shares and the Company determines to pay the Award in Shares, the Company may, at the request of the Participant, withhold from the Award, the number of whole Shares of common stock necessary to satisfy tax-withholding requirements attributable to the earning and vesting of the Award. It is Participant's responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of the earning and Vesting of this Award.

12.	Change in Control. Anything in this Notice of Award to the contrary notwithstanding, upon a Change in Control (as defined in the Plan), prior to the forfeiture of the Award under paragraph 8, the provisions of Article 17 (and related provisions) of the Plan shall apply, provided, however, for purposes of applying Section 17.1(c) of the Plan, such Section shall also apply to the Performance-Based Cash Award hereunder.

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13.	No Right to Continued Employment. Neither this Award nor the granting or vesting of this Award shall confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate Participant’s employment at any time.

14.	Change in Capital Structure. In accordance with the terms of the Plan, the terms of this Award shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

15.	Governing Law. This Award shall be governed by the laws of the State of Illinois and applicable Federal law. All disputes arising under this Award shall be adjudicated solely within the State or Federal courts located within the Northern District of the State of Illinois.

16.	Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Award, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.

17.	Participant Bound by Plan. Participant has been provided a copy of the Plan and shall be bound by all the terms and provisions thereof.

18.	Binding Effect. Subject to the limitations stated above and in the Plan, this Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

19.	Recoupment. In addition to any other applicable provision of the Plan, this Award is subject to the terms of any separate Clawback Policy maintained by the Company, as such Policy may be amended from time to time.

20.	Code Section 409A. Notwithstanding any other provision of this Award, it is intended that the provisions of this Award be interpreted and administered, as necessary, so that the payments and benefits set forth herein either shall be exempt from or shall comply with the requirements of Section 409A of the Internal Revenue Code. To the extent that the Company determines that any provision of this Award would cause the Participant to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Company without violating the provisions of Section 409A.

IN WITNESS WHEREOF, the Company has caused this Award to be signed on its behalf.

LIFEWAY FOODS, INC.

By:
Name:
Title:

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